PROSPECTUS and	PRICING SUPPLEMENT NO. 33
PROSPECTUS SUPPLEMENT, each	Dated February 25, 2014
Dated April 21, 2011 as supplemented	Registration Statement No. 333-173672
by Supplement No. 2 dated December 19, 2013	Filed Pursuant to Rule 424(b)(2)

U.S. $1,450,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$550,000,000 Floating-Rate Senior Notes Due February 25, 2016

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus, and Prospectus Supplement and Supplement No. 2 and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ESJ9 / US24422EJ90

Date of Issue:	March 4, 2014

Maturity Date:	February 25, 2016

Principal Amount:	$550,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
	(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 10 bps

Initial Interest Determination Date:	February 28, 2014

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 25th (or next business day), of February, May, August and November, commencing May 25, 2014.

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 25th (or next business day) of February, May, August and November, commencing May 25, 2014

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000% plus accrued interest from March 4, 2014

Plan of Distribution:
	Name	Principal Amount Of Notes
	Barclays Capital Inc.	$165,000,000
	Citigroup Global Markets Inc.	165,000,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	165,000,000
	BNP Paribas Securities Corp.	18,334,000
	Morgan Stanley & Co LLC	18,333,000
	Standard Chartered Bank	18,333,000
	Total	$550,000,000

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from March 4, 2014 if settlement occurs after that date.

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.